EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS FIRST QUARTER 2020
NET INCOME, STRONG LOAN GROWTH AND NET INTEREST MARGIN

NEW YORK, NY – April 30, 2020 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the first quarter 2020 of $87.3 million, or $0.21 per diluted common share, as compared to the first quarter 2019 earnings of $113.3 million, or $0.33 per diluted common share, and net income of $38.1 million, or $0.10 per diluted common share, for the fourth quarter 2019. Excluding all non-core charges, our adjusted net income was $88.2 million, or $0.21 per diluted common share, for the first quarter 2020, $74.9 million, or $0.22 per diluted common share, for the first quarter 2019, and $90.7 million, or $0.24 per diluted common share, for the fourth quarter 2019. See further details below, including a reconciliation of our adjusted net income (a non-GAAP measure) in the "Consolidated Financial Highlights" tables.

Valley adopted the Current Expected Credit Loss (“CECL”) accounting standard effective January 1, 2020 and recorded in first quarter 2020 a provision for credit losses of $34.7 million pre-tax, or $0.06 per share after-tax, including a reserve build under CECL of $29.9 million, or $0.05 per share after-tax, largely tied to COVID-19 impacts and loan growth.

Ira Robbins, CEO and President commented, "During these uncertain and challenging times, I am pleased to say that Valley remains one of the strongest and most reliable banks in the country, and we are more focused than ever before on serving the needs of our customers, associates and communities." Robbins continued, "In response to the COVID-19 pandemic, we have spent many tireless weeks supporting the implementation of the CARES Act and providing special assistance for customers. We are also actively providing additional support for our associates, including a special cash bonus to all hourly associates. I’m extremely proud of the commitment, flexibility and drive that our team has demonstrated to make a difference for our customers and communities. We are deeply committed to being a trusted partner and solution provider for our customers."

Valley is offering special financial assistance to support customers who are experiencing financial hardships related to the COVID-19 pandemic. Through April 26, 2020, Valley has processed approximately 3,600 consumer payment deferral requests, including approximately 750 related to residential mortgage loans. In addition, Valley has processed requests for approximately 1,100 mortgage loans serviced for others. From a commercial customer perspective, Valley has processed approximately 2,600 payment deferral requests. Valley is also a certified SBA lender and has dedicated significant additional staff and other resources to help our customers complete and submit their applications and supporting documentation for loans offered under the new Paycheck Protection Program, obtain SBA approval and receive funding as quickly as possible. Through the initial loan submission period ending on April 16, 2020, Valley facilitated $1.6 billion in assistance to its customers through this program.

Valley National Bancorp (NASDAQ: VLY)
2020 First Quarter Earnings
April 30, 2020

Key financial highlights for the first quarter:

•
Loan Portfolio: Loans increased $728.9 million, or 9.8 percent on an annualized basis, to approximately $30.4 billion at March 31, 2020 from December 31, 2019. The increase was largely due to strong organic loan growth within the commercial real estate, commercial and industrial and residential loan categories. Additionally, we sold approximately $196 million of residential mortgage loans, including $30 million of pre-existing loans sold from our residential mortgage loan portfolio resulting in total pre-tax gains of $4.6 million in the first quarter 2020.

•
Net Interest Income and Margin: Net interest income on a tax equivalent basis of $266.4 million for the first quarter 2020 increased $26.8 million as compared to the fourth quarter 2019 largely due to a decline in our funding costs, a full quarter of margin results including our acquisition of Oritani Financial Corp. on December 1, 2019 and higher loan discount accretion partially caused by increased repayments. Our net interest margin on a tax equivalent basis of 3.07 percent for the first quarter 2020 increased by 11 basis points from 2.96 percent for the fourth quarter 2019. See the "Net Interest Income and Margin" section below for more details.

•
Provision for Credit Losses: During the first quarter 2020, the provision for credit losses for loans was $33.9 million. Approximately 50 percent of the provision reflects the adverse economic conditions impacting Valley's economic forecast, including uncertainty regarding the benefits of government stimulus enacted, since the initial CECL adoption. The remainder of the first quarter 2020 provision for credit losses for loans was primarily driven by loan growth and higher specific reserves associated with our taxi medallion loan portfolio. Additionally, Valley recorded a $759 thousand provision for credit losses for held to maturity debt securities during the first quarter 2020.

•
Credit Quality: Net loan charge-offs totaled $4.8 million for the first quarter 2020 as compared to $5.6 million for the fourth quarter 2019. Non-accrual loans represented 0.68 percent and 0.31 percent of total loans at March 31, 2020 and December 31, 2019, respectively. The increase in non-accrual loans reported at March 31, 2020 was largely related to non-performing purchased credit-impaired (PCI) loans which are now required to be reported as delinquent loans under the CECL accounting guidance effective January 1, 2020. See the "Credit Quality" Section below for more details.

•
Non-interest Income: Non-interest income increased $3.3 million to $41.4 million for the first quarter 2020 as compared to the fourth quarter 2019 mainly due to an increase of $4.2 million in swap fee income from commercial loan customer transactions. Swap fee income totaled $14.2 million and $10.0 million within other income for the first quarter 2020 and fourth quarter 2019, respectively.

•
Non-interest Expense: Non-interest expense decreased $40.5 million to $155.7 million for the first quarter 2020 as compared to the fourth quarter 2019 mainly due to the $32.0 million loss on extinguishment of debt recognized during the fourth quarter 2019 and a decline in Oritani merger related expenses. Merger related expenses totaled $1.3 million and $15.1 million for the first quarter 2020 and fourth quarter 2019, respectively. The first quarter 2020 also included approximately $2.1 million of COVID-19 related expenses that largely consisted of the cash bonus accrual for hourly employees.

Valley National Bancorp (NASDAQ: VLY)
2020 First Quarter Earnings
April 30, 2020

•
Efficiency Ratio: Our efficiency ratio was 50.75 percent for the first quarter 2020 as compared to 70.90 percent and 45.29 percent for the fourth quarter 2019 and first quarter 2019, respectively. Our adjusted efficiency ratio was 49.26 percent for the first quarter 2020 as compared to 52.43 percent and 54.79 percent for the fourth quarter 2019 and first quarter 2019, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

•
Income Tax Expense: The effective tax rate was 25.0 percent for the first quarter 2020 as compared to 49.2 percent for the fourth quarter 2019. The decrease was mainly due to an $18.7 million provision for income taxes related to uncertain tax liability positions during the fourth quarter 2019.

•
Performance Ratios: Annualized return on average assets (ROA), average shareholders’ equity (ROE) and average tangible shareholders' equity (ROTE) were 0.92 percent, 7.92 percent, and 11.84 percent for the first quarter 2020, respectively. Annualized ROA, ROE and ROTE, adjusted for non-core charges, was 0.93 percent, 8.01 percent, and 11.97 percent for the first quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $266.4 million for the first quarter 2020 increased $46.5 million as compared to the first quarter 2019 and increased $26.8 million as compared to the fourth quarter 2019. The increase as compared to the fourth quarter 2019 was largely due to higher average loan balances and lower costs of interest-bearing liabilities, partly offset by lower yielding loans. Interest income on a tax equivalent basis increased $20.0 million to $364.8 million for the first quarter 2020 as compared to the fourth quarter 2019 mainly due to a $2.0 billion increase in average loans and higher loan discount accretion partially caused by repayments. Interest expense of $98.5 million for the first quarter 2020 decreased $6.8 million as compared to the fourth quarter 2019 largely due to the overall lower cost of funds, partially offset by the interest cost associated with higher average balances of interest-bearing deposits and long-term borrowings. In December 2019, we prepaid $635.0 million of long-term FHLB advances with a combined weighted average interest rate of 3.93 percent.

Our net interest margin on a tax equivalent basis of 3.07 percent for the first quarter 2020 increased by 9 basis points and 11 basis points from 2.98 percent and 2.96 percent for the first quarter 2019 and fourth quarter 2019, respectively. The yield on average interest earning assets decreased by 6 basis points on a linked quarter basis mostly due to a decrease in the yield on loans. The yield on average loans decreased by 7 basis points to 4.44 percent for the first quarter 2020 as compared to the fourth quarter 2019 largely due to the repayment of higher yielding loans, partly offset by a $7.7 million increase in loan discount accretion in the first quarter 2020. The overall cost of average interest bearing liabilities decreased 24 basis points to 1.50 percent for the first quarter 2020 as compared to the linked fourth quarter 2019 due to both deposits and borrowings continuing to reprice at lower interest rates and the prepayment of the $635 million high cost FHLB advances in December 2019. Our cost of total average deposits was 1.07 percent for the first quarter 2020 as compared to 1.20 percent for the fourth quarter 2019.

Valley National Bancorp (NASDAQ: VLY)
2020 First Quarter Earnings
April 30, 2020

Loans, Deposits and Other Borrowings
Loans. Loans increased $728.9 million to approximately $30.4 billion at March 31, 2020 from December 31, 2019. The increase was mainly due to continued strong quarter over quarter organic growth in commercial real estate and commercial and industrial loans, as well as stronger residential loan volumes during the first quarter 2020. During the first quarter 2020, we originated $148 million of residential mortgage loans for sale rather than held for investment and sold approximately $196 million, including $30 million pre-existing loans, from our residential mortgage loan portfolio. Residential mortgage loans held for sale totaled $58.9 million and $76.1 million at March 31, 2020 and December 31, 2019, respectively.
Deposits. Total deposits decreased $168.8 million to approximately $29.0 billion at March 31, 2020 from December 31, 2019 largely due to a $1.2 billion net decrease in time deposits. The decline in time deposits was mostly driven by an $825 million decrease in brokered CDs due to maturities during the first quarter and lower use of such deposits in our liquidity and loan funding management at March 31, 2020. Savings, NOW and money market deposits and non-interest bearing deposits increased by $741.3 million and $240.7 million at March 31, 2020 from December 31, 2019, respectively. These increases were due to higher depositor balances most likely driven by the uncertainty in the financial markets, as well as a partial shift to more liquid funds for maturing retail CD customers. Total brokered deposits (consisting of both time and money market deposit accounts) were $3.4 billion at March 31, 2020 as compared to $4.1 billion at December 31, 2019. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 24 percent, 47 percent and 29 percent of total deposits as of March 31, 2020, respectively.
Other Borrowings. Short-term borrowings and long-term borrowings increased by $1.0 billion and $683.2 million, to $2.1 billion and $2.8 billion, respectively at March 31, 2020 as compared to December 31, 2019. The increase in both short- and long-term borrowings was primarily driven by our plan to increase our liquidity levels as an abundance of caution in the face of the escalating economic crisis created by the COVID-19 pandemic. As of March 31, 2020, the short-term borrowings mainly consisted of FHLB advances totaling $1.5 billion with weighted interest rates well below 1.0 percent and federal funds purchased totaling $457 million with a weighted average rate of 0.17 percent. Of the $1.5 billion in FHLB advances, $600 million were hedged with cash flow interest rate swaps as part of our interest rate risk management strategies during the first quarter 2020. In addition, during the first quarter 2020 Valley obtained $723 million of new long-term FHLB advances with maturities between three and five years at a combined weighted average rate of approximately 1.89 percent.
Credit Quality
Non-Performing Assets. Prior to our adoption of the CECL standard on January 1, 2020, our past due loans and non-accrual loans discussed further below excluded purchased credit-impaired (PCI) loans. Under previous U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) were accounted for on a pool basis and not subject to delinquency classification in the same manner as loans originated by Valley. Under the new CECL standard, Valley's PCI loan pools are accounted for as purchased credit deteriorated (PCD) loans on a loan level basis and, if applicable, reported in our past due and non-accrual loans at March 31, 2020.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities increased $116.1 million to $220.5 million at

Valley National Bancorp (NASDAQ: VLY)
2020 First Quarter Earnings
April 30, 2020

March 31, 2020 as compared to December 31, 2019 largely due to an increase in non-accrual loans. Non-accrual loans increased $112.9 million to $205.9 million at March 31, 2020 as compared to December 31, 2019 largely due to non-accrual PCD loans totaling approximately $74.4 million being added to this category. The remaining increase was largely due to additional taxi medallion loans within the commercial and industrial category. Non-accrual loans represented 0.68 percent of total loans at March 31, 2020.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $91.2 million to $159.4 million, or 0.52 percent of total loans, at March 31, 2020 as compared to $68.2 million, or 0.23 percent of total loans, at December 31, 2019 largely due to an increase in early stage delinquencies in most loan categories. The increase was partly due to a few large commercial real estate loans, an uptick in residential mortgage delinquencies and PCD loans past due totaling approximately $18.2 million at March 31, 2020 being added to this category. Valley has worked with borrowers impacted by COVID-19 on forbearance, and as of April 26, 2020 had approximately 6,200 consumers and commercial borrowers in forbearance. Valley will continue to work with customers seeking flexibility on loan terms and conditions due to the pandemic in accordance with prudent banking principles and bank regulatory guidance. In addition, Valley was proactive in securing financing through the SBA Paycheck Protection Program for its small business customers.
During the first quarter 2020, we continued to closely monitor our New York City and Chicago taxi medallion loans totaling $102.8 million and $7.0 million, respectively, within the commercial and industrial loan portfolio at March 31, 2020. Due to continued negative trends in market valuations of the underlying taxi medallion collateral, a weak operating environment and uncertain borrower performance, the remainder of our previously accruing taxi medallion loans were placed on non-accrual status during the first quarter 2020. At March 31, 2020, the non-accrual taxi medallion loans totaling $109.8 million had related reserves of $56.8 million within the allowance for loan losses.
CECL Adoption. Valley adopted the CECL accounting standard effective January 1, 2020 and recorded an $100.4 million increase to its allowance for credit losses, including reserves of $61.6 million related to PCD loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity. The remaining increase to the allowance for credit losses of $38.8 million is offset in shareholders' equity and deferred tax assets.
For regulatory capital purposes, in connection with the Federal Reserve Board’s final interim rule as of April 3, 2020, 100 percent of the CECL Day 1 impact to shareholders' equity equaling $28.2 million after-tax will be deferred over a two-year period ending January 1, 2022, at which time it will be phased in on a pro-rata basis over a three-year period ending January 1, 2025. Additionally, 25 percent of the first quarter 2020 reserve build (i.e., provision for credit losses less net charge-offs) will be phased in over the same time frame. See the "Capital Adequacy" section below for more information regarding our capital ratios.

Valley National Bancorp (NASDAQ: VLY)
2020 First Quarter Earnings
April 30, 2020

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at March 31, 2020, December 31, 2019, and March 31, 2019:

	March 31, 2020		December 31, 2019		March 31, 2019
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation*	Category	Allocation*	Category	Allocation*	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$127,437	2.55%	$104,059	2.22%	$94,630	2.20%
Commercial real estate loans:
Commercial real estate	97,876	0.60%	20,019	0.13%	24,261	0.19%
Construction	13,709	0.79%	25,654	1.56%	23,501	1.62%
Total commercial real estate loans	111,585	0.62%	45,673	0.26%	47,762	0.34%
Residential mortgage loans	29,456	0.66%	5,060	0.12%	5,139	0.13%
Consumer loans:
Home equity	4,463	0.93%	459	0.09%	523	0.10%
Auto and other consumer	10,401	0.44%	6,508	0.28%	6,327	0.29%
Total consumer loans	14,864	0.52%	6,967	0.24%	6,850	0.25%
Allowance for loan losses	283,342	0.93%	161,759	0.55%	154,381	0.63%
Allowance for unfunded credit commitments	10,019		2,845		4,580
Total allowance for credit losses for loans	$293,361		$164,604		$158,961
Allowance for credit losses for
loans as a % loans		0.96%		0.55%		0.63%

*	CECL was adopted January 1, 2020. Prior periods reflect the allowance for credit losses for loans under the incurred loss model.
Our loan portfolio, totaling $30.4 billion at March 31, 2020, had net loan charge-offs totaling $4.8 million for the first quarter 2020 as compared to $5.6 million and $5.3 million for the fourth quarter 2019 and first quarter 2019, respectively. Gross loan charge-offs related to taxi medallion loans totaled $1.3 million, $2.9 million and $1.3 million for the first quarter 2020, fourth quarter 2019 and first quarter 2019, respectively.
During the first quarter 2020, we recorded a $33.9 million provision for credit losses for loans as compared to $5.4 million and $8.0 million for the fourth quarter 2019 and the first quarter 2019, respectively. The increase in the first quarter 2020 provision as compared to the fourth quarter 2019 was mainly due to higher reserves recorded under CECL due to forecasted credit deterioration due to the impact of the COVID-19 pandemic and loan growth, as well as higher specific reserves for non-accrual taxi medallion loans.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 0.96 percent, 0.55 percent and 0.63 percent at March 31, 2020, December 31, 2019 and March 31, 2019, respectively. The increase at March 31, 2020 was largely due to the reserves related to PCD loans included in the Day 1 CECL adoption adjustment to the allowance

Valley National Bancorp (NASDAQ: VLY)
2020 First Quarter Earnings
April 30, 2020

for credit losses for loans and the reserve build under CECL during the first quarter 2020 related to the impact of COVID-19.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.53 percent, 9.95 percent, 8.24 percent and 9.24 percent, respectively, at March 31, 2020. Valley's capital ratios at March 31, 2020 reflect the five-year transition provision to delay recognition of the full impact of the CECL Day 1 shareholders' equity adjustment and 25 percent of the first quarter reserve build under CECL for two years, followed by a three-year transition period.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Time, today to discuss the first quarter 2020 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432 Conference ID: 7135108. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/qajw8rkk [edge.media-server.com] and archived on Valley's website through Friday, May 29, 2020. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $39 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations, including the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	the impact of COVID-19 on the U.S. and the global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;

•	the impact of COVID-19 on our employees and our ability to provide services to our clients and respond to their needs;

Valley National Bancorp (NASDAQ: VLY)
2020 First Quarter Earnings
April 30, 2020

•
potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our action, or failure to implement or effectively implement, federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect our loans;

•
the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;

•
damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;

•	a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the inability to realize expected cost savings and synergies from the Oritani merger in amounts or in the timeframe anticipated;

•	the inability to retain Oritani customers;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	the inability to grow customer deposits to keep pace with loan growth;

•	a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

•
greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•
cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•
unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.

Valley National Bancorp (NASDAQ: VLY)
2020 First Quarter Earnings
April 30, 2020

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2020	2019	2019
FINANCIAL DATA:
Net interest income	$265,339	$238,541	$218,648
Net interest income - FTE (1)	266,383	239,615	219,925
Non-interest income	41,397	38,094	107,673
Non-interest expense	155,656	196,146	147,795
Income tax expense	29,129	36,967	57,196
Net income	87,268	38,104	113,330
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders	$84,096	$34,932	$110,158
Weighted average number of common shares outstanding:
Basic	403,519,088	355,821,005	331,601,260
Diluted	405,424,123	358,864,876	332,834,466
Per common share data:
Basic earnings	$0.21	$0.10	$0.33
Diluted earnings	0.21	0.10	0.33
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	11.46	12.07	10.73
Closing stock price - low	6.37	10.60	9.00
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$85,061	$87,478	$71,764
Basic earnings per share, as adjusted	0.21	0.25	0.22
Diluted earnings per share, as adjusted	0.21	0.24	0.22
FINANCIAL RATIOS:
Net interest margin	3.06%	2.95%	2.96%
Net interest margin - FTE (1)	3.07	2.96	2.98
Annualized return on average assets	0.92	0.43	1.40
Annualized return on avg. shareholders' equity	7.92	4.01	13.35
Annualized return on avg. tangible shareholders' equity (2)	11.84	5.98	20.29
Efficiency ratio (3)	50.75	70.90	45.29
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.93%	1.03%	0.93%
Annualized return on average shareholders' equity, as adjusted	8.01	9.53	8.83
Annualized return on average tangible shareholders' equity, as adjusted	11.97	14.23	13.42
Efficiency ratio, as adjusted	49.26	52.43	54.79
AVERAGE BALANCE SHEET ITEMS:
Assets	$38,097,364	$35,315,682	$32,296,070
Interest earning assets	34,674,075	32,337,660	29,562,907
Loans	29,999,428	27,968,383	25,254,733
Interest bearing liabilities	26,215,578	24,244,902	22,344,028
Deposits	28,811,932	26,833,714	24,782,759
Shareholders' equity	4,408,585	3,804,902	3,394,688

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2020	2019	2019	2019	2019
Assets	$39,120,629	$37,436,020	$33,765,539	$33,027,741	$32,476,991
Total loans	30,428,067	29,699,208	26,567,159	25,802,162	25,423,118
Deposits	29,016,988	29,185,837	25,546,122	24,773,929	24,907,496
Shareholders' equity	4,420,998	4,384,188	3,558,075	3,504,118	3,444,879

LOANS:
(In thousands)
Commercial and industrial	$4,998,731	$4,825,997	$4,695,608	$4,615,765	$4,504,927
Commercial real estate:
Commercial real estate	16,390,236	15,996,741	13,365,454	12,798,017	12,665,425
Construction	1,727,046	1,647,018	1,537,590	1,528,968	1,454,199
Total commercial real estate	18,117,282	17,643,759	14,903,044	14,326,985	14,119,624
Residential mortgage	4,478,982	4,377,111	4,133,331	4,072,450	4,071,237
Consumer:
Home equity	481,751	487,272	489,808	501,646	513,066
Automobile	1,436,734	1,451,623	1,436,608	1,362,466	1,347,759
Other consumer	914,587	913,446	908,760	922,850	866,505
Total consumer loans	2,833,072	2,852,341	2,835,176	2,786,962	2,727,330
Total loans	$30,428,067	$29,699,208	$26,567,159	$25,802,162	$25,423,118

CAPITAL RATIOS:
Book value per common share	$10.43	$10.35	$10.09	$9.93	$9.75
Tangible book value per common share (2)	6.82	6.73	6.62	6.45	6.26
Tangible common equity to tangible assets (2)	7.31%	7.54%	6.73%	6.71%	6.63%
Tier 1 leverage capital	8.24	8.76	7.61	7.62	7.58
Common equity tier 1 capital	9.24	9.42	8.49	8.59	8.53
Tier 1 risk-based capital	9.95	10.15	9.30	9.43	9.38
Total risk-based capital	11.53	11.72	11.03	11.39	11.37

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES	March 31,	December 31,	March 31,
($ in thousands)	2020	2019	2019
Allowance for credit losses for loans
Beginning balance	$164,604	$164,770	$156,295
Impact of the adoption of ASU 2016-13 (4)	37,989	—	—
Allowance for purchased credit deteriorated (PCD) loans	61,643	—	—
Beginning balance, adjusted	264,236	164,770	156,295
Loans charged-off (5):
Commercial and industrial	(3,360)	(5,378)	(4,282)
Commercial real estate	(44)	—	—
Residential mortgage	(336)	—	(15)
Total Consumer	(2,565)	(2,700)	(2,028)
Total loans charged-off	(6,305)	(8,078)	(6,325)
Charged-off loans recovered(5):
Commercial and industrial	569	389	483
Commercial real estate	73	1,166	21
Construction	20	—	—
Residential mortgage	50	53	1
Total Consumer	794	886	486
Total loans recovered	1,506	2,494	991
Net charge-offs	(4,799)	(5,584)	(5,334)
Provision for credit losses for loans	33,924	5,418	8,000
Ending balance	$293,361	$164,604	$158,961
Components of allowance for credit losses for loans:
Allowance for loan losses	283,342	161,759	154,381
Allowance for unfunded credit commitments	10,019	2,845	4,580
Allowance for credit losses for loans	$293,361	$164,604	$158,961
Components of provision for credit losses for loans:
Provision for credit losses for loans	$33,851	$5,490	$7,856
Provision for unfunded credit commitments (6)	73	(72)	144
Total provision for credit losses for loans	$33,924	$5,418	$8,000
Annualized ratio of total net charge-offs to average loans	0.06%	0.08%	0.08%
Allowance for credit losses for loans as a % of total loans	0.96	0.55	0.63

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (7)	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2020	2019	2019	2019	2019
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$9,780	$11,700	$5,702	$14,119	$5,120
Commercial real estate	41,664	2,560	20,851	6,202	39,362
Construction	7,119	1,486	11,523	—	1,911
Residential mortgage	38,965	17,143	12,945	19,131	15,856
Total Consumer	19,508	13,704	13,079	11,932	6,647
Total 30 to 59 days past due	117,036	46,593	64,100	51,384	68,896
60 to 89 days past due:
Commercial and industrial	7,624	2,227	3,158	4,135	1,756
Commercial real estate	15,963	4,026	735	354	2,156
Construction	49	1,343	7,129	1,342	—
Residential mortgage	9,307	4,192	4,417	3,635	3,635
Total Consumer	2,309	2,527	1,577	1,484	990
Total 60 to 89 days past due	35,252	14,315	17,016	10,950	8,537
90 or more days past due:
Commercial and industrial	4,049	3,986	4,133	3,298	2,670
Commercial real estate	161	579	1,125	—	—
Residential mortgage	1,798	2,042	1,347	1,054	1,402
Total Consumer	1,092	711	756	359	523
Total 90 or more days past due	7,100	7,318	7,361	4,711	4,595
Total accruing past due loans	$159,388	$68,226	$88,477	$67,045	$82,028
Non-accrual loans:
Commercial and industrial	$132,622	$68,636	$75,311	$76,216	$76,270
Commercial real estate	41,616	9,004	9,560	6,231	2,663
Construction	2,972	356	356	—	378
Residential mortgage	24,625	12,858	13,772	12,069	11,921
Total Consumer	4,095	2,204	2,050	1,999	2,178
Total non-accrual loans	205,930	93,058	101,049	96,515	93,410
Other real estate owned (OREO)	10,198	9,414	6,415	7,161	7,317
Other repossessed assets	3,842	1,276	2,568	2,358	2,628
Non-accrual debt securities (8)	531	680	680	680	—
Total non-performing assets	$220,501	$104,428	$110,712	$106,714	$103,355
Performing troubled debt restructured loans	$48,024	$73,012	$79,364	$74,385	$73,081
Total non-accrual loans as a % of loans	0.68%	0.31%	0.38%	0.37%	0.37%
Total accruing past due and non-accrual loans as a % of loans	1.20%	0.54%	0.71%	0.63%	0.69%
Allowance for losses on loans as a % of non-accrual loans	137.59%	173.83%	160.17%	160.71%	165.27%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2020	2019	2019
Adjusted net income available to common shareholders:
Net income, as reported	$87,268	$38,104	$113,330
Less: Gain on sale leaseback transactions (net of tax)(a)	—	—	(55,707)
Add: Loss on extinguishment of debt (net of tax)	—	22,992	—
Add: Losses on securities transaction (net of tax)	29	26	23
Add: Severance expense (net of tax)(b)	—	—	3,433
Add: Tax credit investment impairment (net of tax)(c)	—	—	1,757
Add: Merger related expenses (net of tax)(d)	936	10,861	—
Add: Income tax expense (e)	—	18,667	12,100
Net income, as adjusted	$88,233	$90,650	$74,936
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders, as adjusted	$85,061	$87,478	$71,764
__________
(a) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income.
(b) Severance expense is included in salary and employee benefits expense.
(c) Impairment is included in the amortization of tax credit investments.
(d) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees, and other expense.
(e) Income tax expense related to reserves for uncertain tax positions.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$85,061	$87,478	$71,764
Average number of shares outstanding	403,519,088	355,821,005	331,601,260
Basic earnings, as adjusted	$0.21	$0.25	$0.22
Average number of diluted shares outstanding	405,424,123	358,864,876	332,834,466
Diluted earnings, as adjusted	$0.21	$0.24	$0.22
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$88,233	$90,650	$74,936
Average shareholders' equity	4,408,585	3,804,902	3,394,688
Less: Average goodwill and other intangible assets	1,460,988	1,256,137	1,160,510
Average tangible shareholders' equity	$2,947,597	$2,548,765	$2,234,178
Annualized return on average tangible shareholders' equity, as adjusted	11.97%	14.23%	13.42%
Adjusted annualized return on average assets:
Net income, as adjusted	$88,233	$90,650	$74,936
Average assets	$38,097,364	$35,315,682	$32,296,070
Annualized return on average assets, as adjusted	0.93%	1.03%	0.93%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2020	2019	2019
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$88,233	$90,650	$74,936
Average shareholders' equity	$4,408,585	$3,804,902	$3,394,688
Annualized return on average shareholders' equity, as adjusted	8.01%	9.53%	8.83%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$87,268	$38,104	$113,330
Average shareholders' equity	4,408,585	3,804,902	3,394,688
Less: Average goodwill and other intangible assets	1,460,988	1,256,137	1,160,510
Average tangible shareholders' equity	$2,947,597	$2,548,765	$2,234,178
Annualized return on average tangible shareholders' equity	11.84%	5.98%	20.29%
Adjusted efficiency ratio:
Non-interest expense, as reported	$155,656	$196,146	$147,795
Less: Loss on extinguishment of debt (pre-tax)	—	31,995	—
Less: Severance expense (pre-tax)	—	—	4,838
Less: Merger-related expenses (pre-tax)	1,302	15,110	—
Less: Amortization of tax credit investments (pre-tax)	3,228	3,971	7,173
Non-interest expense, as adjusted	$151,126	$145,070	$135,784
Net interest income	265,339	238,541	218,648
Non-interest income, as reported	41,397	38,094	107,673
Add: Losses on securities transactions, net (pre-tax)	40	36	32
Less: Gain on sale leaseback transaction (pre-tax)	—	—	78,505
Non-interest income, as adjusted	$41,437	$38,130	$29,200
Gross operating income, as adjusted	$306,776	$276,671	$247,848
Efficiency ratio, as adjusted	49.26%	52.43%	54.79%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2020	2019	2019	2019	2019
Tangible book value per common share:
Common shares outstanding	403,744,148	403,278,390	331,805,564	331,788,149	331,732,636
Shareholders' equity	$4,420,998	$4,384,188	$3,558,075	$3,504,118	$3,444,879
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,458,095	1,460,397	1,152,815	1,155,250	1,158,245
Tangible common shareholders' equity	$2,753,212	$2,714,100	$2,195,569	$2,139,177	$2,076,943
Tangible book value per common share	$6.82	$6.73	$6.62	$6.45	$6.26
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$2,753,212	$2,714,100	$2,195,569	$2,139,177	$2,076,943
Total assets	39,120,629	37,436,020	33,765,539	33,027,741	32,476,991
Less: Goodwill and other intangible assets	1,458,095	1,460,397	1,152,815	1,155,250	1,158,245
Tangible assets	$37,662,534	$35,975,623	$32,612,724	$31,872,491	$31,318,746
Tangible common equity to tangible assets	7.31%	7.54%	6.73%	6.71%	6.63%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)	The adjustment represents an increase in the allowance for credit losses for loans as a result of the adoption of ASU 2016-13 effective January 1, 2020.
(5)	Charge-offs and recoveries presented for periods prior to March 31, 2020 exclude loans formerly known as Purchased Credit-Impaired (PCI) loans.
(6)	Periods prior to March 31, 2020, represent allowance and provision for letters of credit only.
(7)
Past due loans and non-accrual loans presented in periods prior to March 31, 2020 exclude PCI loans. PCI loans were accounted for on a pool basis and are were not subject to delinquency classification.

(8)	Represents impaired municipal bond security classified as available for sale presented at its carrying value.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Cash and due from banks	$286,755	$256,264
Interest bearing deposits with banks	718,260	178,423
Investment securities:
Equity securities	49,701	41,410
Available for sale debt securities	1,749,842	1,566,801
Held to maturity debt securities (net of allowance for credit losses of $1,552 at March 31, 2020)	2,315,481	2,336,095
Total investment securities	4,115,024	3,944,306
Loans held for sale, at fair value	58,868	76,113
Loans	30,428,067	29,699,208
Less: Allowance for loan losses	(283,342)	(161,759)
Net loans	30,144,725	29,537,449
Premises and equipment, net	332,503	334,533
Lease right of use assets	278,080	285,129
Bank owned life insurance	542,127	540,169
Accrued interest receivable	107,353	105,637
Goodwill	1,375,409	1,373,625
Other intangible assets, net	82,686	86,772
Other assets	1,078,839	717,600
Total Assets	$39,120,629	$37,436,020
Liabilities
Deposits:
Non-interest bearing	$6,951,073	$6,710,408
Interest bearing:
Savings, NOW and money market	13,498,830	12,757,484
Time	8,567,085	9,717,945
Total deposits	29,016,988	29,185,837
Short-term borrowings	2,095,655	1,093,280
Long-term borrowings	2,805,639	2,122,426
Junior subordinated debentures issued to capital trusts	55,805	55,718
Lease liabilities	303,096	309,849
Accrued expenses and other liabilities	422,448	284,722
Total Liabilities	34,699,631	33,051,832
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at March 31, 2020 and December 31, 2019)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2020 and December 31, 2019)	98,101	98,101
Common stock (no par value, authorized 450,000,000 shares; issued 403,765,978 shares at March 31, 2020 and 403,322,773 shares at December 31, 2019)	141,613	141,423
Surplus	3,624,036	3,622,208
Retained earnings	452,424	443,559
Accumulated other comprehensive loss	(6,566)	(32,214)
Treasury stock, at cost (21,830 common shares at March 31, 2020 and 44,383 common shares at December 31, 2019)	(200)	(479)
Total Shareholders’ Equity	4,420,998	4,384,188
Total Liabilities and Shareholders’ Equity	$39,120,629	$37,436,020

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Interest Income
Interest and fees on loans	$333,068	$315,313	$288,277
Interest and dividends on investment securities:
Taxable	21,933	19,760	22,876
Tax-exempt	3,926	4,041	4,804
Dividends	3,401	2,883	3,174
Interest on federal funds sold and other short-term investments	1,465	1,776	1,093
Total interest income	363,793	343,773	320,224
Interest Expense
Interest on deposits:
Savings, NOW and money market	34,513	34,930	36,283
Time	42,814	45,343	38,171
Interest on short-term borrowings	4,707	7,500	12,549
Interest on long-term borrowings and junior subordinated debentures	16,420	17,459	14,573
Total interest expense	98,454	105,232	101,576
Net Interest Income	265,339	238,541	218,648
Provision for credit losses for held to maturity securities	759	—	—
Provision for credit losses for loans	33,924	5,418	8,000
Net Interest Income After Provision for Credit Losses	230,656	233,123	210,648
Non-Interest Income
Trust and investment services	3,413	3,350	2,904
Insurance commissions	1,951	2,487	2,525
Service charges on deposit accounts	5,680	6,002	5,903
Losses on securities transactions, net	(40)	(36)	(32)
Fees from loan servicing	2,748	2,534	2,430
Gains on sales of loans, net	4,550	5,214	4,576
Gains on sales of assets, net	121	1,336	77,720
Bank owned life insurance	3,142	1,453	1,887
Other	19,832	15,754	9,760
Total non-interest income	41,397	38,094	107,673
Non-Interest Expense
Salary and employee benefits expense	85,728	90,872	83,105
Net occupancy and equipment expense	32,441	31,402	27,886
FDIC insurance assessment	3,876	5,560	6,121
Amortization of other intangible assets	5,470	4,905	4,311
Professional and legal fees	6,087	5,524	5,271
Loss on extinguishment of debt	—	31,995	—
Amortization of tax credit investments	3,228	3,971	7,173
Telecommunication expense	2,287	2,566	2,268
Other	16,539	19,351	11,660
Total non-interest expense	155,656	196,146	147,795
Income Before Income Taxes	116,397	75,071	170,526
Income tax expense	29,129	36,967	57,196
Net Income	87,268	38,104	113,330
Dividends on preferred stock	3,172	3,172	3,172
Net Income Available to Common Shareholders	$84,096	$34,932	$110,158

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Earnings Per Common Share:
Basic	$0.21	$0.10	$0.33
Diluted	0.21	0.10	0.33
Cash Dividends Declared per Common Share	0.11	0.11	0.11
Weighted Average Number of Common Shares Outstanding:
Basic	403,519,088	355,821,005	331,601,260
Diluted	405,424,123	358,864,876	332,834,466

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$29,999,428	$333,068	4.44%	$27,968,383	$315,313	4.51%	$25,254,733	$288,277	4.57%
Taxable investments (3)	3,557,913	25,334	2.85%	3,322,536	22,643	2.73%	3,390,609	26,050	3.07%
Tax-exempt investments (1)(3)	585,987	4,970	3.39%	608,651	5,115	3.36%	689,675	6,081	3.53%
Interest bearing deposits with banks	530,747	1,465	1.10%	438,090	1,776	1.62%	227,890	1,093	1.92%
Total interest earning assets	34,674,075	364,837	4.21%	32,337,660	344,847	4.27%	29,562,907	321,501	4.35%
Other assets	3,423,289			2,978,022			2,733,163
Total assets	$38,097,364			$35,315,682			$32,296,070
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$13,219,896	$34,513	1.04%	$11,813,261	$34,930	1.18%	$11,450,943	$36,283	1.27%
Time deposits	8,897,934	42,814	1.92%	8,428,153	45,343	2.15%	7,214,863	38,171	2.12%
Short-term borrowings	1,322,699	4,707	1.42%	1,625,873	7,500	1.85%	2,011,428	12,549	2.50%
Long-term borrowings (4)	2,775,049	16,420	2.37%	2,377,615	17,459	2.94%	1,666,794	14,573	3.50%
Total interest bearing liabilities	26,215,578	98,454	1.50%	24,244,902	105,232	1.74%	22,344,028	101,576	1.82%
Non-interest bearing deposits	6,694,102			6,592,300			6,116,953
Other liabilities	779,099			673,578			440,401
Shareholders' equity	4,408,585			3,804,902			3,394,688
Total liabilities and shareholders' equity	$38,097,364			$35,315,682			$32,296,070

Net interest income/interest rate spread (5)		$266,383	2.71%		$239,615	2.53%		$219,925	2.53%
Tax equivalent adjustment		(1,044)			(1,074)			(1,277)
Net interest income, as reported		$265,339			$238,541			$218,648
Net interest margin (6)			3.06%			2.95%			2.96%
Tax equivalent effect			0.01%			0.01%			0.02%
Net interest margin on a fully tax equivalent basis (6)			3.07%			2.96%			2.98%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.